THE TILE SHOP REPORTS FIRST QUARTER 2013 RESULTS

—     10.4% Comparable Store Sales Growth –

—     Adjusted EBITDA Increases 17.9% to $16.4 Million –

—     Three New Stores Opened –

May 1, 2013 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its first quarter ended March 31, 2013.

Net sales increased 23.9% to $56.8 million for the quarter ended March 31, 2013 compared with $45.9 million for the first quarter last year. The $11.0 million increase in sales was driven by an increase in comparable store sales of 10.4% or $4.8 million, and incremental net sales of $6.2 million from stores not included in the comparable stores base. For the quarter, Adjusted EBITDA grew 17.9% to $16.4 million, compared to $13.9 million in the same period of the prior year. Adjusted EBITDA as a percentage of sales was 28.8%.

“Steady growth and strong financial performance continues at The Tile Shop as evidenced by our results for the first quarter 2013,” stated Robert Rucker, Chief Executive Officer. “Our results for the quarter were driven by a 10.4% increase in same store sales, an impressive improvement over the strong 9.9% same store sales growth in the first quarter of last year and the 9.8% increase achieved in the fourth quarter of 2012. This level of sales growth clearly demonstrate that our store layout and broad product assortment is providing a much needed solution to the needs of our customers. This unique ‘in-store experience’ is made possible by our operating model, which enables us to source distinctive products directly from quarries throughout the world. Our customer-focused store presentation, together with our direct sourcing capabilities, allows us to operate at high margins and drive value for all our stakeholders.”

During the first quarter, the Company opened three new stores in: Natick Massachusetts, Vienna Virginia, and Langhorne Pennsylvania. With the opening of a fourth store in April 2013, located in Warwick, Rhode Island, the Company now operates 72 stores in 23 states.

“We continue to be pleased with the performance of the new stores that have opened in the past year,” stated Mr. Rucker. Our stores continue to produce consistent financial performance starting in the first year of operation, whether it is in a new market or in an existing market.”

Income from operations was $12.0 million and as percentage of sales was 21.1% in the first quarter 2013, compared to $10.5 million and 22.8%, respectively, in the quarter ended March 31, 2012. The Company generated $18.3 million of operating cash flow in the first quarter of 2013.

The following is a reconciliation of net income to Adjusted EBITDA. See also the “Non-GAAP Financial Measures” section below.

Adjusted EBITDA ($ in thousands) (Unaudited)	Three months ended March 31,
	2013	2012

Net income (loss)	$(44,717)	$10,133
Interest expense	594	90
Income taxes	4,264	248
Change in fair value of warrants	51,845	-
Depreciation and amortization	3,044	2,242
Deferred compensation expense	-	1,160
Warrant related fees	240	-
Stock-based compensation	1,092	-
Adjusted EBITDA	$16,362	$13,873

Pro-Forma Non-GAAP Information

The Company presents pro–forma non-GAAP net income to provide useful information to investors regarding the Company’s normal operating performance. Pro-forma non-GAAP net income adds back the non-cash expense related to the change in warrant liability, non-recurring warrant related transaction costs, and includes a pro-forma adjustment for income tax expense as if the Company had been a "C" corporation at the beginning of each period (at an assumed combined effective tax rate of 40%).

On a pro-forma non-GAAP basis, net income for the quarter would have been $7.0 million, compared to $6.2 million in the comparable prior year period. Pro-forma non-GAAP earnings per diluted share for the quarter ended March 31, 2013 would have been $0.14, based on 50.6 million weighted average diluted shares. Pro-forma non-GAAP earnings per diluted share for the quarter ended March 31, 2012 would have been $0.12 per share. See the “Pro-forma Non-GAAP Net Income” table and the “Non-GAAP Financial Measures” section below for a reconciliation of non-GAAP to GAAP earnings.

Pro-forma Non-GAAP Net Income ($ in thousands, except per share data)	Three months ended March 31,
	2013	2012

Reported income (loss) before income taxes	$(40,453)	$10,381
Change in fair value of warrants	51,845	-
Warrant related fees	240	-
Pro-forma non-GAAP net income before taxes	11,632	10,381
Pro forma benefit (provision) for income taxes	(4,653)	(4,152)
Pro-forma non-GAAP net income	$6,979	$6,229
Pro-forma non-GAAP net income margin	12.3%	13.6%

Weighted average basic shares outstanding	44,855,000	44,855,000
Weighted average diluted shares outstanding	50,628,000	50,628,000
Pro forma basic earnings per share	$0.16	$0.14
Pro forma diluted earnings per share	$0.14	$0.12

Warrant Update

As previously announced, on April 12, 2013, the Company instructed its transfer agent to notify holders of all remaining outstanding warrants to purchase shares of the Company’s common stock that the Company had satisfied the conditions necessary to exercise its right to call for the early exercise of all remaining warrants, on a cashless basis.

Prior to the issuance of the notice to redeem the warrants, the Company had received instructions to exercise 7,514,320 warrants in exchange for payment of the warrant exercise price, which in the aggregate totaled $86.4 million. The Company has also completed (or expects to complete) the exercise of 6,739,009 warrants on a cashless basis. Further, on March 27, 2013 the Company repurchased 3,580,004 warrants. As a result, the Company has issued an aggregate of 10,308,157 shares of common stock in exchange for the 17.8 million warrants that were originally outstanding. As of today, the Company has 53,138,041 shares of common stock outstanding.

Regarding the disposition of the $86.4 million in warrant exercise proceeds, the Company utilized $30.1 million from the warrant exercises to effect the warrant repurchases described above, and plans on utilizing $10.0 million for general corporate purposes, leaving $46.3 million. The Board is evaluating the most efficient way of utilizing the $46.3 million in a manner that is most beneficial to the Company’s shareholders.

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Wednesday, May 1, 2013. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (877) 941-3982, or (201) 493-6780 for international participants. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on May 1, 2013 through midnight Eastern Time on May 15, 2013. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 413152. The archive of the webcast will be available on the Company’s Web site for a limited time.

Additional details can be located in the filing at www.tileshop.com under the Financials – SEC Filings section of its Legal/Investors – Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Tile Shop operates 72 stores in 23 states, with an average size of 23,000 square feet. The Tile Shop also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measures

We calculate Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adding interest expense, income taxes, depreciation and amortization, non-cash change in warrant liability, non-recurring warrant related transaction costs, deferred compensation expense, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Pro-forma non-GAAP net income is determined by adding back the non-cash change in warrant liability, and non-recurring warrant related transaction costs to income before taxes calculated in accordance with GAAP and subtracting from this an estimate for income taxes as if the Company had been a “C” Corporation for all periods.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans, expected financial performance of new stores, and the benefits of the Company’s operating model. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Contacts:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com

Tile Shop Holdings Inc and Subsidiaries
Condensed Consolidated Statements of Income
($ in thousands)
(Unaudited)
	Three months ended March 31,
	2013	2012
Net sales	$56,835	$45,861
Cost of sales	16,462	12,173
Gross profit	40,373	33,688
Selling, general and administrative expenses	28,354	22,064
Deferred compensation expense	-	1,160
Income from operations	12,019	10,464
Interest expense	594	90
Change in value of warrants	51,845	-
Other income (expense)	(33)	7
Income (loss) before income taxes	(40,453)	10,381
Benefit (provision) for income taxes	(4,264)	(248)
Net income (loss)	$(44,717)	$10,133

Weighted average basic and diluted shares outstanding	44,854,988	32,000,000
Basic and diluted income (loss) earnings per share	$(1.00)	$0.32

Pro forma computation related to conversion to C Corporation for income tax purposes (1)
Historical income (loss) before income taxes	$-	$10,381
Pro forma benefit (provision) for income taxes	-	(4,152)
Pro forma net income (loss)	$-	$6,229

Pro forma weighted average basic and diluted shares outstanding	-	42,534,884
Pro forma basis and diluted income (loss) earnings per share	$-	$0.15

(1) Company converted to C Corporation in August, 2012

Tile Shop Holdings Inc and Subsidiaries
Condensed Consolidated Balance Sheets
($ in thousands), except share data

	March 31, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$15,763	$2,987
Trade receivables, net	1,281	1,009
Inventories	49,080	46,890
Prepaid inventory	6,875	6,051
Prepaid expenses and other	2,169	2,017
Income tax receivable	-	2,529
Deferred tax asset	9,364	9,364
Other current assets	3,862	966
Total current assets	88,394	71,813
Property, plant and equipment, net	91,588	82,080
Deferred tax asset	21,146	20,865
Other assets	1,313	1,316
TOTAL ASSETS	$202,441	$176,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,868	$14,968
Current portion of long term debt, net	3,860	3,860
Accrued wages and salaries	3,672	2,912
Other accrued liabilities	10,719	7,734
Income tax payable	1,682	-
Current portion of capital lease obligation	245	234
Deferred compensation	6,171	6,171
Total current liabilities	43,217	35,879
Long-term debt, net	63,310	69,310
Capital lease obligation, net	1,352	1,420
Deferred rent	20,414	18,583
Warrant liability	37,489	95,645
TOTAL LIABILITIES	165,782	220,837

Commitments and contingencies

Stockholders’ equity:
Common stock, par value 0.0001; authorized: 100,000,000 shares;
issued: 48,036,241 and 43,177,822 shares	5	4
Preferred stock, par value $.0001; authorized: 10,000,000 shares; 0 issued shares	-	-
Additional paid-in-capital	135,572	9,434
Retained earnings (deficit)	(98,918)	(54,201)
Total stockholders’ equity	36,659	(44,763)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$202,441	$176,074